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POLICY ENHANCEMENT AGREEMENT

This agreement is a part of the policy to which it is attached; it is subject to all its terms and conditions.

WHAT DOES THIS AGREEMENT PROVIDE?

Each year while this agreement is in force, we will increase the face amount of your policy without evidence of insurability. Your premium will also increase as described below.

WHAT WILL BE THE AMOUNT OF THE INCREASE?

The face amount increase percent is shown on page 1. This percent will be multiplied by the face amount at the time of the increase to determine the face amount increase. The increase will be rounded off to the next higher $1,000 of face amount. The maximum increase amount is shown on page 1.

WHEN WILL THE FACE AMOUNT BE INCREASED?

On each policy anniversary while this agreement is in force, we will determine whether your policy is eligible for an increase. We will increase the face amount of your policy if the following conditions are met:

   (1) there has not been a policy adjustment (an increase or a decrease) to the face amount of this policy during the six-month period immediately preceding the policy anniversary, and

   (2) an annual base premium of at least $300 has been paid during the immediately preceding policy year.

The increase in the face amount will be effective as of the policy anniversary. However, the face amount will be determined as of the day immediately preceding the policy anniversary.

WHAT WILL BE THE COST OF THE INCREASE?

When the face amount of this policy is increased, the annual base premium for this policy will also be increased, in the same percent as the face amount increases.

The change in face amount, premium, and policy values will be made by adjusting your policy and issuing a new page 1.

ARE THERE ANY LIMITATIONS?

Yes. Any adjustments will be subject to the Policy Adjustments section of your policy; if the adjustment required for the increase does not satisfy the adjustment limitations described in the

MHC-95-941                                                       Minnesota Life
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Policy Adjustments section of your policy, we will not increase the face amount.
However, we will waive the minimum face amount and premium change requirements.

IS EVIDENCE OF INSURABILITY REQUIRED?

No.

IS THE INCREASE SUBJECT TO THE FREE LOOK PROVISION?

Yes. You have the right to examine your policy during the free look period, and this provision applies to the increase. However, if you reject any increase during the free look period, this agreement will terminate and no further increases will be offered under this agreement.

WHAT IF THIS POLICY CONTAINS A WAIVER OF PREMIUM AGREEMENT?

Face amount increases will continue to be made while the insured is totally disabled. We will also waive the increased premiums, as described in the Waiver of Premium agreement, during the period of continuous total and permanent disability.

WHAT IS THE COST FOR THIS AGREEMENT?

The annual premium for this agreement is shown on page 1. If this agreement terminates, the total annual premium for this policy will be reduced by the amount shown.

WHEN DOES THIS AGREEMENT BECOME INCONTESTABLE?

Except for the nonpayment of premium, this agreement will be incontestable after it has been in force during the insured's lifetime for two years from the effective date of this agreement.

WHEN DOES THIS AGREEMENT TERMINATE?

This agreement will terminate on the earliest of:

   (1) the date any premium due for this policy remains unpaid at the end of the grace period; or

   (2) the policy anniversary nearest the insured's 59th birthday; or

   (3) the date we receive your written request to cancel this agreement; or

   (4) the date you reject an increase in the face amount under the free look period; or

   (5) the date this policy is surrendered, terminated or continued in force as extended term insurance; or

   (6) the date of the death of the insured.

MHC-95-941                                                      Minnesota Life
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This agreement is effective as of the original policy date of this policy unless a different effective date is shown here.

Robert L. Senkler
President

Dennis E. Prohofsky
Secretary


MHC-95-941                                                      Minnesota Life